News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation
Announces John J. Cole Jr.’s Retirement

MOULTRIE, GA, January 3, 2019 -- Southwest Georgia Financial Corporation (NYSE American: SGB) (“the Corporation”), the parent company of Southwest Georgia Bank (“the Bank”), announced the retirement of
John J. Cole Jr., Executive Vice President and Chief Operating Officer of Southwest Georgia Financial Corporation and its subsidiary, Southwest Georgia Bank, effective December 31, 2018. Mr. Cole will continue to serve on the Boards of Directors of the Corporation and the Bank.

DeWitt Drew, President and CEO, commented, “When John joined Southwest Georgia Bank in 1976, he dedicated his career to advancing our company. His experience across all areas of operations and technology paired with his dedication to the company and its employees contributed to our success over the years. I am grateful for his many years of service, and while we will continue to benefit from his experience as a member of our Boards, we wish him well in his retirement.”

The Corporation also announced that Leslie Green was promoted to Senior Vice President and Head of Operations in December 2018. Additionally, Donna Lott, Executive Vice President, was named Cashier of Southwest Georgia Bank in May 2016, and was appointed Chief Administrative Officer in May 2018.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$515 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Worth County, Lowndes County, and Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website. More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgb.bank.

###